Free Writing Prospectus Filed on May 1, 2006 Pursuant to Rule 433 Registration Statement No. 333-128722 Registration Statement No. 333-128722-02 Capital One Auto Finance Trust 2006-A (the “issuer”)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897 (8:30am-5pm M-F Eastern Time).

$2,750,000,000

Capital One Auto Finance Trust 2006-A

Issuing Entity

Capital One Auto Receivables, LLC

Depositor and Seller

Sponsor and Servicer

Notice to Investors Regarding Information

in

Prospectus Supplement, dated April 25, 2006

to

Prospectus, dated April 24, 2006

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This Notice should be read in conjunction with the Prospectus Supplement, dated April 25, 2006, and the Prospectus, dated April 24, 2006.

Please be aware that the Prospectus Supplement described above (the “Final Prospectus Supplement”) contains information that is different from the information that was conveyed to you in the Preliminary Prospectus Supplement, dated April 24, 2006 (as supplemented by the Supplement dated April 24, 2006, the “Preliminary Prospectus Supplement”). The following summary is intended to assist you in identifying certain statistical, financial and related information that has been changed. You should review the Final Prospectus in order to identify all of the differences between the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

The Receivables Pool

•	Certain information contained in the tables under “— Delinquencies, Repossessions and Net Losses” has been changed.

The Note Guaranty Insurance Policy and the Note Insurer

•	Certain information under “—The Note Insurer” has been updated to reflect updated financial information as contained in Ambac Financial Group’s Current Report on Form 8-K dated and filed on April 26, 2006.

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